Exhibit 99.1

For Immediate Release

CONTACT:  (937) 224-5940

DPL REPORTS SOLID 2004 RESULTS

DAYTON, OH, February 16, 2005 – DPL Inc. (NYSE-DPL) today announced unaudited 2004 year end results of $1.81 basic earnings per share for the year ended December 31, 2004 compared to $1.10 basic earnings per share for year ended December 31, 2003. ( 2004 utility only earnings were $0.99 per share which reflects DPL Inc. net income, less after tax financial asset portfolio income, net of fees.)  All earnings per share are basic earnings before the cumulative effect of any accounting change.

“In spite of significant distractions, we maintained our focus on our electric utility business underscoring our ongoing commitment to operational excellence and reliability,” stated James Mahoney, DPL President and Chief Executive Officer.

DPL reported earnings per share of $ 0.23 for the quarter ended December 31, 2004 compared to a loss of ($0.13) earnings per share for the fourth quarter 2003, with the difference due primarily to a $76.7 million (pretax) 2003 shareholder litigation settlement expense.

2004 Results

Revenues: Retail revenues were higher in 2004 by $29.6 million or 3% resulting from higher sales volume and ancillary revenues associated with participation in PJM, a regional transmission operating organization. Wholesale revenues were below 2003 levels by $20.8 million or 13% primarily resulting from lower sales volume, partially offset by higher average market rates.

Fuel and Purchased Power: Fuel costs were $28.5 million or 12% above the prior year as the result of increased coal prices.  Purchased power costs were above 2003 by $25.2 million or 29% due to increased market rates and additional PJM-related costs.

Operation and Maintenance: Operation and maintenance expense was $37.3 million or 19% higher in 2004 as a result of the following increases: legal and special investigations costs of approximately $12.5 million; planned outage costs of $8.4 million; pension and benefits costs of $7.8 million; Sarbanes-Oxley project costs and increased audit fees of $6.4 million; director and officer insurance premiums of $5.3 million; generation production related costs of $6.3 million; and meter reading, line clearance, and PJM administrative costs of $4.9 million. Partially offsetting these increases were lower executive compensation expenses of $10.6 million and lower incentive compensation of $3.2 million.

Amortization of Regulatory Assets: Amortization of regulatory assets was $48.3 million less than 2003 primarily reflecting the completion of a three year transition period for cost recovery related to deregulation.

Investment Income: Investment income increased $109.1 million or 144% over the prior year primarily resulting from improvement in the financial asset portfolio performance, offset by a 2003 gain of $21.2 million on interest rate hedges that did not recur in 2004.

Other Income: Other income decreased $44 million compared to 2003 primarily reflecting the 2003 release of $39.7 million of insurance reserves associated with termination of DP&L’s business interruption risk insurance policy.

Interest Expense: Interest expense decreased by $21.5 million due to a combination of a reduction in outstanding debt of $335 million and overall lower interest rates.

Liquidity

DPL’s cash and temporary cash investments totaled $202.1 million at December 31, 2004 compared to $337.6 at December 31, 2003. DPL also had $86.9 million in public securities at December 31, 2004 compared to $140.3 for year end 2003.

Financial Assets

As of December 31, 2004, DPL had $826.3 million of private securities in its financial asset portfolio compared to $844.6 at year end 2003. The value at cost of the private equity interests as of December 31, 2004 was $754 million (total financial assets of $913 million plus related prepaid fees of $8 million less $87 million of public securities, $41 million bank account balances held in foreign currencies, and $39 million of other comprehensive income.)

On February 14, 2005, DPL announced that it had entered into an agreement to sell the private equity portfolio to AlpInvest/Lexington 2005, LLC,  a joint venture of AlpInvest Partners and Lexington Partners Inc. The sale price of $1,011 million will be adjusted for capital calls, which the buyer has assumed, and distributions after June 30, 2004. Based on the net distributions subsequent to June 30, 2004 and expenses related to the transaction, the sale is expected to generate estimated proceeds (pretax) of $850 million.

Utility Only Outlook

Capital Expenditures: DPL expects to spend approximately $800 million in capital expenditures in the utility business over the next four years. Included in this total amount are costs associated with meeting environmental compliance requirements across its fleet of generation units.  Capital expenditures are estimated to be $175 million in 2005.

Revenues: Weather adjusted revenues are expected to increase approximately 3% in 2005, with approximately half of this increase from organic growth.

Fuel and Purchased Power: DPL is currently maintaining approximately a 20-day inventory across its generation plants. Based on expected output of these plants and available information from co-owners of the facilities, the Company has long term fuel supply agreements that provide for 83% of fuel supply in 2005 and 60% in 2006. DPL operated plants are 73% hedged for estimated output in 2007. Fuel and purchased power costs in 2005 are estimated to increase 7% to 10% compared to 2004.

Operating and Maintenance Costs: DPL expects its total 2005 operating and maintenance costs to be similar to 2004.  Increased pressure on its generating and operating expenses are expected to be offset by lower corporate costs due primarily to reduced legal and auditing fees, and lower director and officer insurance costs.

Interest Expense: Interest expense in 2005 is expected to decrease by approximately 7% compared to 2004 as a result of reductions in overall debt levels and improved interest rates on outstanding debt.

Utility Earnings: Utility only earnings for 2005 are estimated to be $0.95 to $1.05 per share.  Utility only earnings per share reflect DPL Inc. net income, less after tax financial portfolio income, net of fees. The estimate does not include any impacts expected from the sale of its private equity interests.

Conference Call/Webcast

DPL will conduct a webcast conference call with financial analysts Thursday, February 17, 2005, at  8:30 a.m. Eastern Time to discuss 2004 year end results and the sale of the private equity investments.  Interested parties, including investors and the media, can access the webcast conference call real-time on DPL’s website at www.dplinc.com in the Company’s investor relations section.  Please go to the website at least fifteen minutes prior to the start of the event to register, download and install any necessary audio software to listen to the webcast.  For those who are unable to listen to the live webcast, it will be archived on the DPL Inc. website.

About DPL

DPL Inc. is a diversified, regional energy company. DPL’s principal subsidiaries include The Dayton Power & Light Company (DP&L) and DPL Energy. DP&L provides electric services to over 500,000 retail customers in West Central Ohio. DPL Energy markets over 4,400 megawatts of generation capacity throughout the eastern United States. DPL Inc., through its subsidiaries, ranks among the top energy companies in generation efficiency and productivity. Further information on DPL Inc. can be found at www.dplinc.com.

Certain statements contained in this release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Matters presented which relate to events or developments that are expected to occur in the future, including management’s expectations, strategic objectives, business prospects, anticipated economic performance and financial condition and other similar matters constitute forward-looking statements. Forward-looking statements are based on management’s beliefs, assumptions and expectation of the Company’s future economic performance, taking into account the information currently available to management. These statements are not statements of historical fact. Such forward-looking statements are subject to risks and uncertainties and investors are cautioned that outcomes and results may vary materially from those projected due to many factors beyond DPL’s control.  Forward-looking statements speak only as of the date of the document in which they are made. We disclaim any obligation or undertaking to provide any updates or revisions to any forward-looking statement to reflect any change in our expectations or any change in events, conditions or circumstances on which the forward-looking statement is based.

DPL Inc.

FINANCIAL DATA

(in millions, except per share amounts)

	Three Months Ended December 31,
	2004	2003
	(unaudited)

Earnings Per Share of Common Stock - Basic:	$0.23	$(0.13)
Earnings Per Share of Common Stock - Diluted:	$0.22	$(0.13)
Earnings	$27.5	$(15.5)
Average Number of Common Stocks Outstanding:
Basic	120.3	119.9
Diluted	124.5	119.9

	Twelve Months Ended December 31,
	2004	2003
	(unaudited)

Earnings Per Share of Common Stock - Basic:	$1.81	$1.24
Earnings Per Share of Common Stock - Diluted:	$1.78	$1.22
Earnings	$217.3	$148.5
Average Number of Common Stocks Outstanding:
Basic	120.1	119.8
Diluted	122.2	121.7

DPL Inc.

CONSOLIDATED STATEMENT OF RESULTS OF OPERATIONS

	Three Months Ended December 31,		Twelve Months Ended December 31,
$ in millions except per share amounts	2004	2003	2004	2003
	(unaudited)		(unaudited)

Revenues
Electric revenues	$298.1	$292.4	$1,189.8	$1,181.0
Other revenues, net of fuel costs	2.4	2.2	10.1	10.0

Total revenues	300.5	294.6	1,199.9	1,191.0

Operating Expenses
Fuel	71.1	61.3	263.1	234.6
Purchased power	31.3	16.1	113.1	87.9
Operation and maintenance	70.9	64.8	237.1	199.8
Depreciation and amortization	39.7	33.4	144.1	138.9
General taxes	25.8	26.0	105.3	108.9
Amortization of regulatory assets, net	0.4	13.7	0.7	49.0

Total operating expenses	239.2	215.3	863.4	819.1

Operating Income	61.3	79.3	336.5	371.9

Investment Income	8.3	27.2	184.9	75.8
Shareholder litigation	—	(76.7)	—	(76.7)
Other Income (Deductions)	(2.7)	(2.6)	(18.3)	25.7

Income Before Interest Charges	66.9	27.2	503.1	396.7

Interest expense	40.1	45.2	160.2	181.7

Income Before Income Taxes and Cumulative Effect of Accounting Change	26.8	(18.0)	342.9	215.0

Income tax expense (benefit)	(0.7)	(2.5)	125.6	83.5

Income Before Cumulative Effect of Accounting Change	27.5	(15.5)	217.3	131.5

Cumulative effect of accounting change, net of tax	—	—	—	17.0

Net Income	$27.5	$(15.5)	$217.3	$148.5

Average Number of Common Shares Outstanding (millions)
Basic	120.3	119.9	120.1	119.8
Diluted	124.5	119.9	122.2	121.7

Earnings Per Share - Basic
Income Before Cumulative Effect of Accounting Change	$0.23	$(0.13)	$1.81	$1.10
Net Income	$0.23	$(0.13)	$1.81	$1.24

Earnings Per Share - Diluted
Income Before Cumulative Effect of Accounting Change	$0.22	$(0.13)	$1.78	$1.08
Net Income	$0.22	$(0.13)	$1.78	$1.22

Dividends Paid Per Share	$0.720	$0.235	$0.96	$0.94

Book Value Per Share	$8.67	$7.52	$8.67	$7.52

DPL Inc.

CONSOLIDATED STATEMENT OF CASH FLOWS

	Twelve Months Ended December 31,
$ in millions	2004	2003
	(unaudited)

Operating Activities:
Net income	$217.3	$148.5
Adjustments:
Depreciation and amortization	144.1	138.9
Amortization of regulatory assets, net	0.7	49.0
Deferred income taxes	36.7	18.2
Captive insurance provision	(1.1)	(46.8)
Shareholder litigation	(70.0)	66.6
Investment income	(181.8)	(47.7)
Income from interest rate hedges	—	(21.2)
Gain on sale of property	(1.8)	—
Cumulative effect of accounting change, net of tax	—	(17.0)
Changes in working capital	(28.0)	50.3
Deferred compensation assets	12.6	49.0
Deferred compensation obligations	5.2	(47.0)
Other	(1.1)	9.5
Net Cash Provided by (Used for) Operating Activities	132.8	350.3

Investing Activities:
Capital expenditures	(87.9)	(120.9)
Settlement of interest rate hedges	—	51.4
Proceeds from sale of property	2.3	—
Purchases of fixed income and equity securities	(220.3)	(164.0)
Sales of fixed income and equity securities	488.1	298.9
Net Cash Provided by (Used for) Investing Activities	182.2	65.4

Financing Activities:
Dividends paid on common stock	(114.8)	(112.1)
Retirement of long-term debt	(510.4)	(471.9)
Issuance of long-term debt, net of issue costs	174.7	465.1
Net Cash Provided by (Used for) Financing Activities	(450.5)	(118.9)

Cash and Temporary Cash Investments:
Net change	(135.5)	296.8
Balance at beginning of period	337.6	40.8

Balance at end of period	$202.1	$337.6

Cash Paid During the Period For:
Interest	$162.1	$184.0
Income taxes	$107.9	$15.2

DPL Inc.

CONSOLIDATED BALANCE SHEET

$ in millions	At December 31, 2004	At December 31, 2003
	(unaudited)
Assets
Property
Property, plant and equipment	$4,495.0	$4,420.8
Less: Accumulated depreciation and amortization	(1,964.9)	(1,846.9)
Net property	2,530.1	2,573.9

Current assets
Cash and temporary cash investments	202.1	337.6
Accounts receivable, less provision for uncollectible accounts of $1.1 and $6.0, respectively	175.7	176.0
Inventories, at average cost	72.1	52.1
Prepaid taxes	46.4	46.4
Other	34.3	60.1
Total current assets	530.6	672.2

Other assets
Financial assets	913.2	984.9
Income taxes recoverable through future revenues	32.5	43.3
Other regulatory assets	41.5	36.1
Other	117.6	134.3
Total other assets	1,104.8	1,198.6

Total Assets	$4,165.5	$4,444.7

Capitalization and Liabilities

Capitalization
Common shareholders’ equity Common stock	$1.3	$1.3
Other paid-in capital, net of treasury stock	15.8	12.0
Warrants	50.0	50.0
Common stock held by employee plans	(85.7)	(84.4)
Accumulated other comprehensive income	65.5	57.7
Earnings reinvested in the business	997.1	865.7
Total common shareholders’ equity	1,044.0	902.3

Preferred stock	23.0	23.0

Long-term debt
First mortgage bonds	572.8	573.0
Other long-term obligations	1,544.5	1,381.7
Total long-term debt	2,117.3	1,954.7
Total capitalization	3,184.3	2,880.0

Current Liabilities
Current portion - long-term debt	13.5	511.1
Accounts payable	113.4	95.6
Shareholder litigation	—	70.0
Accrued taxes	137.2	148.7
Accrued interest	42.1	50.1
Other	20.7	51.8
Total current liabilities	326.9	927.3

Deferred Credits and Other
Deferred taxes	384.8	374.0
Unamortized investment tax credit	49.3	52.2
Insurance and claims costs	24.9	26.0
Other	195.3	185.2
Total deferred credits and other	654.3	637.4

Total Capitalization and Liabilities	$4,165.5	$4,444.7

DPL Inc.

OPERATING STATISTICS

(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2004	2003	2004	2003

Electric Sales (millions of kWh):
Residential	1,218	1,220	5,140	5,071
Commercial	921	895	3,777	3,699
Industrial	1,055	1,049	4,393	4,330
Other Retail	352	367	1,407	1,409
Total Retail	3,546	3,531	14,717	14,509
Wholesale	770	1,436	3,748	4,836

Total	4,316	4,967	18,465	19,345

Electric Revenues (thousands of dollars):
Residential	107,555	107,047	449,411	442,239
Commercial	67,853	66,424	267,831	264,067
Industrial	54,207	54,055	223,335	221,961
Other Retail	37,954	24,766	110,772	93,478
Total Retail	267,569	252,292	1,051,349	1,021,745
Wholesale	30,594	40,154	138,495	159,250

Total	298,163	292,446	1,189,844	1,180,995

Other Statistics:
Average price per kWh - retail (cents)	7.05	7.05	6.94	6.95
Fuel cost per net kWh generated (cents)	1.59	1.32	1.53	1.33
Electric customers - end of period	510,013	506,396	510,013	506,396
Average kWh use per residential customer	2,691	2,708	11,371	11,276
Peak demand - maximum one-hour use (mw)	2,628	2,452	2,896	2,981

Degree Days
Heating	1,994	1,925	5,500	5,790
Cooling	4	7	771	687

Inquiries concerning this report should be directed to:

Arthur Meyer

Vice President

Telephone (937) 259-7208

The information contained herein is submitted for general information and not in connection with any sale or offer for sale of, or solicitation of any offer to buy, any securities.

CONTACT: DPL Medialine, 937-224-5940